Exhibit 10.42

POGO PRODUCING COMPANY

CHANGE OF CONTROL

SEVERANCE AND RETENTION PROGRAM

(Effective January 1, 2007)

Table of Contents

SECTION 1 GENERAL

Section 1.1	Purpose and Term.

Section 1.2	Plan Administration.

Section 1.3	Source of Payments.

Section 1.4	Notices.

Section 1.5	Action by Company.

Section 1.6	Gender and Number.

Section 1.7	Plan Not Guarantee of Employment.

Section 1.8	Covered Affiliates.

SECTION 2 DEFINITIONS

Section 2.1	Administrative Committee

Section 2.2	Affiliate

Section 2.3	Change of Control

Section 2.4	Claimant

Section 2.5	COBRA

Section 2.6	Code

Section 2.7	Company

Section 2.8	Compensation

Section 2.9	Effective Date

Section 2.10	Employee

Section 2.11	Employment Termination Date

Section 2.12	ERISA

Section 2.13	General Release of Claims or Release

Section 2.14	Participant

Section 2.15	Plan

Section 2.16	Plan Administrator

Section 2.17	Plan Year

Section 2.18	Qualified Employment

Section 2.19	Retention Benefits

Section 2.20	Retirement Plan or 401(k) Plan

i

Section 2.21	Severance Benefits

Section 2.22	Specified Employee

Section 2.23	Years of Service

SECTION 3 ELIGIBILITY AND PARTICIPATION

Section 3.1	Eligibility for Severance Benefits.

Section 3.2	Eligibility for Retention Benefits.

Section 3.3	General Release of Claims.

SECTION 4 SEVERANCE BENEFITS

Section 4.1	Entitlement to Severance Benefits.

Section 4.2	Amount of Severance Benefits.

Section 4.3	Form and Timing of Severance Benefits.

Section 4.4	Coordination With Other Benefits.

Section 4.5	Nonalienation.

Section 4.6	Withholding.

Section 4.7	Benefits on Death.

SECTION 5 RETENTION BENEFITS

Section 5.1	Entitlement to Retention Benefits.

Section 5.2	Amount of Retention Benefits.

Section 5.3	Form and Timing of Retention Benefits.

Section 5.4	Withholding.

Section 5.5	Benefits on Death.

Section 5.6	Miscellaneous.

SECTION 6 PLAN ADMINISTRATOR

Section 6.1	Duties and Authority of Plan Administrator.

Section 6.2	Plan Administrator Decision Final.

Section 6.3	Exercise of Plan Administrator Duties.

SECTION 7 CLAIMS PROCEDURES

Section 7.1	Explanation of Benefits.

Section 7.2	Claims for Benefits.

Section 7.3	Review of Claims.

Section 7.4	Compliance With Regulations.

Section 7.5	Claims for Benefits Under Other Plans.

ii

SECTION 8 AMENDMENT OR TERMINATION

Section 8.1	Amendment and Termination.

SCHEDULE A	Affiliates Excluded From Coverage

SCHEDULE B	Outplacement Services

iii

POGO PRODUCING COMPANY

CHANGE OF CONTROL

SEVERANCE AND RETENTION PROGRAM

SECTION 1

GENERAL

Section 1.1            Purpose and Term.  Pogo Producing Company (“Pogo”) has established the Pogo Producing Company Change of Control Severance and Retention Program (the “Plan”) effective as of January 1, 2007.  The Plan is intended to provide severance benefits and/or a retention incentive for Employees under the circumstances described herein, and will apply to Employees who are designated by the Plan Administrator as eligible for benefits under the Plan.  With respect to Pogo and its subsidiaries, the Plan replaces all severance programs or policies maintained prior to the Effective Date except individual written employment agreements.

Section 1.2            Plan Administration.  The authority to control and manage the operation and administration of the Plan will be vested in a Plan Administrator.  The Plan Administrator will be the “named fiduciary” as described in Section 402 of ERISA, with respect to its authority under the Plan.  The duties and responsibilities of the Plan Administrator are set forth in Section 6 of the Plan.

Section 1.3            Source of Payments.  The obligations of the Company under the Plan are solely contractual.  Any amount payable under the terms of the Plan will be paid from the general assets of the Company, and no trust or other separate fund will be established for this purpose.  Other payments or benefits referenced in the Plan will be paid in accordance with the terms of those plans and are not payable under the Plan.

Section 1.4            Notices.  Any notice or document required to be filed under the Plan will be considered to be properly filed if delivered or mailed via certified mail, postage prepaid, to Pogo’s corporate office, Attn:  John O. McCoy, Jr., Executive Vice President and Chief Administrative Officer, 5 Greenway Plaza, Suite 3000, Houston, Texas 77046.  Any notice required under the Plan may be waived by the person entitled thereto.

Section 1.5            Action by Company.  Any action required or permitted to be taken by the Company under the Plan will be by resolution of its Board of Directors, or by a duly authorized officer of the Company, or by such other person as may be designated by the Board of Directors of the Company; provided, however, that until otherwise provided by the Board of Directors of the Company, any action required or permitted to be taken by the Company under the Plan may be taken by any authorized officer of the Company.

Section 1.6            Gender and Number.  Where the context admits, words in any gender will include any other gender, words in the singular will include the plural, and the plural will include the singular.

Section 1.7            Plan Not Guarantee of Employment.  The Plan does not constitute a guarantee of employment by the Company, and eligibility for or participation in the Plan will not give any individual the right to be retained in the employ of the Company.  The Company reserves the right to discharge employees at-will or to amend or modify any of the terms and conditions of their employment.

Section 1.8            Covered Affiliates.  The Plan covers the Company and any Affiliate of the Company; provided, however, that the Affiliates designated by the Company from time to time, as set forth on Schedule A attached hereto, shall be excluded from coverage under the Plan.  The Employees of other entities that become Affiliates after the Effective Date will be covered by the Plan only to the extent that the Company and such Affiliate expressly agree in writing to participation in the Plan.

SECTION 2

DEFINITIONS

Section 2.1            Administrative Committee means the committee appointed by the Board of Directors of Pogo.

Section 2.2            Affiliate means (i) any corporation other than the Company that is either a subsidiary corporation or an affiliated or associated corporation of the Company which together with the Company is a member of a “controlled group” of corporations, (ii) any organization which together with the Company is under “common control”, or (iii) any organization which together with the Company is an “affiliated service group”, as those terms are defined in Sections 414(b), 414(c) and 414(m) of the Code.

Section 2.3            Change of Control means:

A.            The acquisition by any Person of beneficial ownership of Outstanding Company Voting Securities (including any such acquisition of beneficial ownership deemed to have occurred pursuant to Rule 13d-5 under the Exchange Act) if, immediately thereafter, such Person is the beneficial owner of 20% or more of either (i) the then Outstanding Company Common Stock or (ii) the then Outstanding Company Voting Securities, unless such acquisition is made (a) directly from the Company in a transaction approved by a majority of the members of the Incumbent Board, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (c) by a parent corporation resulting from a Business Corporation (other than the Company) pursuant to a Business Combination if, following such Business Combination, the conditions specified in clauses (i), (ii) and (iii) of subsection (c) of this Section 2.7 are satisfied;

B.            Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, except that any such individual shall not be considered a member of the Incumbent Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

C.            Approval by the shareholders of the Company of a Business Combination (or if there is no such approval by shareholders, consummation of such Business Combination) unless, immediately following such Business Combination, (i) more than 60% of, respectively, the then outstanding shares of common stock of the parent corporation resulting from such Business Combination and the combined voting power of the then outstanding voting securities of such parent corporation entitled to vote generally in the election of directors will be (or is) then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common

Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) of the Company or any parent corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more, respectively, of the then outstanding shares of common stock of the parent corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the consummation of such Business Combination; or

D.            Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) a Major Asset Disposition unless, immediately following such Major Asset Disposition, (A) individuals and entities that were beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Major Asset Disposition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the Acquiring Entity; (B) no Person, other than any employee benefit plan (or related trust) of the Company or such entity beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the Company (if it continues to exist) and of the Acquiring Entity and (C) at least a majority of the members of the board of directors of the Company (if it continues to exist) and of the Acquiring Entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Major Asset Disposition.

For purposes of the foregoing definition,

1.             the term “Person” means an individual, entity or group;
2.             the term “group” is used as it is defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”);
3.             the terms “beneficial owner”, “beneficial ownership” and “beneficially own” are used as defined for purposes of Rule 13d-3 under the Exchange Act;
4.             the term “Business Combination” means (A) a merger or consolidation involving the Company or its stock or (B) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

5.             the term “Outstanding Company Common Stock” shall mean the outstanding shares of Common Stock, par value $1 per share, of the Company;
6.             the term “Outstanding Company Voting Securities” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Company Voting Securities (or of other voting stock or voting securities) shall be determined based on the relative combined voting power of such securities;
7.             the term “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries;
8.             the term “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 60% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company shall be based on fair market value, as determined by a majority of the members of the Incumbent Board; and
9.             “Acquiring Entity” means the entity that acquires the largest portion of the assets sold or otherwise disposed of in a Major Asset Disposition (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity entitled to vote generally in the election of directors or members of a comparable governing body).

Section 2.4            Claimant means an individual who submits a claim to the Plan Administrator seeking to obtain benefits, a different amount of benefits or other rights under the Plan.

Section 2.5            COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended at any relevant time.

Section 2.6            Code means the Internal Revenue Code of 1986, as amended at any relevant time.

Section 2.7            Company means Pogo Producing Company and/or any Affiliate as defined herein, as applicable.

Section 2.8            Compensation means the Employee’s regular base wages or salary for payroll purposes as in effect on his Employment Termination Date.  For the purpose of calculating the amount of Severance Benefits under Section 4.2 or Retention Benefits under Section 5.2, the term Compensation does not include overtime, incentive pay or bonuses or supplemental payments, including but not limited to the geographical supplement or a parking supplement.

Section 2.9            Effective Date means January 1, 2007.

Section 2.10         Employee means an individual who renders personal services to the Company or an Affiliate on a full-time basis and who is subject to the control of the Company.  An individual who is in an employer-employee relationship with the Company as determined for Federal Insurance Contribution Act purposes and Federal Employment Tax purposes, including Code section 3401(c), automatically satisfies the preceding sentence’s requirements for determinations of whether that individual renders personal services and is subject to the control of the Company.  All employees who are working outside the United States will be excluded from coverage regardless of which Company payroll covers such employees.  Further, all executives of the Company or a participating Affiliate or employees who have an individual written employment contract with the Company or an Affiliate or any agreement with the Company or an Affiliate that provides for the payment of severance benefits after termination of employment or Change of Control, including, without limitation, a salary continuation or incentive agreement, will not be considered an “Employee” for purposes of the Plan.

Section 2.11         Employment Termination Date means the last day of a Participant’s employment.

Section 2.12         ERISA means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

Section 2.13         General Release of Claims or Release means a release, in a form satisfactory to the Company and the Plan Administrator, that waives all claims that the Participant has or may have against the Company or any Affiliate, including claims for other severance benefits, retention benefits or compensation, other employee benefits under plans or programs provided by the Company, workforce reduction or exit incentive programs now in effect or implemented in the future by the Company and any other claims that the Participant has or may have that may be legally waived in connection with the Participant’s employment and termination of employment.  The Release may also require the Employee to maintain the confidentiality of any information that is considered by the Company to be a trade secret, confidential or proprietary to the Company.

Section 2.14         Participant means an Employee who has satisfied the eligibility requirements provided in Section 3 of the Plan.

Section 2.15         Plan means the Pogo Producing Company Change of Control Severance and Retention Program, as set forth in this document.

Section 2.16         Plan Administrator means an administrative committee appointed by the Board of Directors of the Company, or such other person or committee as may be duly designated by Pogo.

Section 2.17         Plan Year means the calendar year.

Section 2.18          Qualified Employment means continued employment following a Change of Control (i) with total remuneration including benefits and Compensation being substantially the same value as the Employee’s total remuneration immediately before a Change of Control and with a base salary for the first year following a Change of Control in an amount equal to at least ninety-five percent (95%) of the Employee’s Compensation from the Company immediately before the effective date of a Change of Control; (ii) that does not require relocation more than 25 miles from the Employee’s normal working location immediately prior to a Change of Control; (iii) that provides immediate eligibility under an active employees’ medical benefits plan, with medical benefits comparable to benefits provided under the Company’s plans; (iv) that provides some form of paid time off for vacation and illness; (v) that is in a position with duties and responsibilities substantially the same as those applicable to the individual immediately prior to a Change of Control; and (vi) that provides that if the Employee is terminated (other than by reason of death or disability) within eighteen (18) months of a Change of Control through no fault of the Employee, the Employee will be eligible for Severance Benefits under the Plan taking into account the Employee’s prior service with the Company.

In no event will a continuation of employment constitute Qualified Employment if the employment fails to provide an Employee with total compensation and benefits that, in the aggregate, are comparable to the Employee’s compensation and benefits immediately prior to a Change of Control.

Section 2.19          Retention Benefits means the benefits a Participant is entitled to receive under the Plan in accordance with Section 5.2, upon satisfying the requirements set forth under Section 3.2 and Section 3.3.

Section 2.20          Retirement Plan or 401(k) Plan means with respect to any Participant, the Employees Retirement Plan for Pogo Producing Company (the “Retirement Plan”) or the Tax-Advantaged Savings Plan of Pogo Producing Company (the “401(k) Plan”) (collectively the “Plans”), or both, as applicable, in which such Participant was a participant on his Employment Termination Date.

Section 2.21          Severance Benefits means the benefits a Participant is entitled to receive under the Plan in accordance with Section 4.2, upon satisfying the requirements set forth under Section 3.1 and Section 3.3.

Section 2.22          Specified Employee means any Employee who is a “specified employee” as defined in Code Section 409A(2)(B)(i).

Section 2.23          Years of Service means a Participant’s number of full years of service with the Company ending on his Employment Termination Date, with each partial year of six (6) or more months counting as a full year.  If a Participant has been rehired by the Company after receiving full benefits from the Plan, the Participant’s service at his subsequent Employment Termination Date will be calculated based upon the Participant’s most recent rehire date.

SECTION 3

ELIGIBILITY AND PARTICIPATION

An Employee will become a Participant in the Plan and be eligible to receive Severance Benefits and/or Retention Benefits in accordance with the terms and conditions set forth in Section 3.  In no event will an individual covered by a written employment contract or other agreement be eligible to participate in or receive benefits under the Plan.

Section 3.1            Eligibility for Severance Benefits.  The following terms and conditions govern an Employee’s eligibility to receive Severance Benefits:

A.            An Employee will be eligible to receive Severance Benefits under the Plan when:

1.             the Plan Administrator has selected the Employee to participate in the Plan;

2.             a Change of Control has occurred;

3.             such Employee’s

a.             employment is not, or ceases to be, a continuation of employment that constitutes Qualified Employment,

b.             employment is involuntarily terminated by the Company, other than for cause, or

c.             duties and responsibilities are changed, other than an insignificant change in his duties and responsibilities, as applicable, from those in effect immediately prior to a Change of Control.

An Employee may become eligible to receive Severance Benefits under the Plan notwithstanding the fact that he is eligible to retire or has retired from the Company, provided such employee otherwise satisfies the eligibility requirements of this Section 3.1.

B.            The Company, in its sole discretion, will make decisions regarding the staffing needs and employment levels as a part of its business function and in accordance with the Company’s plans in anticipation of or following a Change of Control.  Actions taken by the Company in making these business decisions regarding staffing, reassignment, and job elimination will not be construed as actions of the Plan Administrator acting in its capacity as fiduciary under the Plan.  The Plan Administrator, in its sole discretion, will determine whether and when an Employee is eligible to participate in the Plan.

C.            Notwithstanding the foregoing, an Employee will not be eligible for participation in the Plan if the Employee receives an offer of Qualified Employment, regardless of whether the Employee accepts such offer of Qualified Employment.

Section 3.2            Eligibility for Retention Benefits.  The following terms and conditions govern an Employee’s eligibility to receive Retention Benefits.  An Employee will be eligible to receive Retention Benefits under the Plan when:

A.            the Plan Administrator has selected the Employee to participate in the Plan; and

B.            the Employee continues his employment with the Company until the earlier of

1.             his involuntary termination of employment by the Company, other than for cause,

2.             a Change of Control, or

3.             December 31, 2007.

Section 3.3            General Release of Claims.  To be eligible for Severance Benefits under the Plan, each Participant must sign and not revoke a General Release of Claims in a form satisfactory to the Company and the Plan Administrator.  Any Participant who signs a Release and later revokes such Release (in accordance with its terms and applicable law) will not be eligible to receive Severance Benefits.  The General Release of Claims will affect a Participant’s rights when it becomes effective, and each Participant will be advised to consult an attorney at his own expense prior to executing the General Release of Claims.  Unless otherwise determined by the Plan Administrator, the General Release of Claims will give each Participant at least forty-five (45) days to consider whether to sign it, and each Participant will have seven (7) days to revoke the General Release of Claims after it is signed.  If an employee who has been notified of his eligibility to participate in the Plan does not sign and submit the General Release of Claims within the time specified by the Plan Administrator, his employment nonetheless will end on his scheduled Employment Termination Date.

SECTION 4

SEVERANCE BENEFITS

Section 4.1            Entitlement to Severance Benefits.  Subject to the terms and conditions of the Plan, the Plan Administrator shall grant Severance Benefits to a Participant in an amount determined in accordance with the provisions of the Plan.  Participants who receive Severance Benefits under the Plan will not be entitled to receive severance benefits under any other plan or program of the Company or an Affiliate.

Section 4.2            Amount of Severance Benefits.  Subject to the terms and conditions of the Plan, a Participant who is eligible for Severance Benefits under the Plan will be entitled to an amount determined in accordance with the following:

A.            Severance Benefit Calculation: The Severance Benefits of a Participant will be an amount equal to three (3) weeks of the Participant’s Compensation for each Year of Service, subject to the provisions of Section 4.2.B.  For purposes of the Plan, any prior period of part-time service will be treated as if it had been a period of full-time employment in making the calculation.

B.            Minimum and Maximum Severance Benefits:  Each Participant will receive Severance Benefits for a minimum of four (4) months and a maximum of eighteen (18) months.

C.            Coordination with Deferred Compensation Rules:  The Plan is intended to be a welfare benefit plan governed by ERISA that provides for severance benefits to designated employees in the event of involuntary termination of employment from the Company.  The Plan is not intended to be subject to Section 409A of the Code.  The Plan will be administered in compliance with the regulations issued pursuant to Section 409A under which severance arrangements may be exempt from those rules.  Further, to the extent that an Employee is a Specified Employee, Severance Benefits to such Specified Employee will begin with the first payroll period following the date that is six months after such Participant’s Employment Termination Date.  The initial payment to a Specified Employee will include all installment payments which otherwise would have been made to the Specified Employee during the six months following the Employment Termination Date.  If the Specified Employee is entitled to additional Severance Benefits, the remaining Severance Benefits will be payable in installments according to the normal payroll schedule for the Specified Employee.

Section 4.3            Form and Timing of Severance Benefits.  Severance Benefits will be payable in installments according to the normal payroll payment schedules in effect for each Participant immediately prior to the Participant’s Employment Termination Date.  Severance Benefits will begin with the first payroll period immediately following the Participant’s Employment Termination Date.

Section 4.4            Coordination With Other Benefits.  A Participant receiving Severance Benefits under the Plan will cease to be considered an employee of the Company for purposes of eligibility and participation in other benefit plans sponsored by the Company as of his Employment Termination Date.  Except as otherwise provided, each Participant who has signed and not revoked the applicable General Release of Claims under Section 3.3 will be entitled to the following benefits:

A.            Medical and Prescription Drug Coverage.  Each Participant who has medical and prescription drug coverage under the Company’s health plan options as of his Employment Termination Date and has signed the applicable General Release of Claims will be eligible to continue coverage under the active employees’ medical and prescription drug plan for up to one (1) year following his Employment Termination Date.  The COBRA coverage period will begin on the first of the month coincident with or following the end of the Participant’s coverage under the active plan.  In no event will an individual be eligible for medical and prescription drug coverage under the Company’s plan once he is eligible for coverage under any other medical plan, including another employer’s medical plan.

B.            Dental and Vision Coverage.  Any Participant who is participating in the Dental Plan or the Vision Plan as of his Employment Termination Date may elect to continue either or both of such coverages under COBRA by timely submitting a written application and paying the required COBRA premiums in accordance with the provisions under the applicable plans.

C.            Other Insurance.  Coverage under the Life Insurance, Long Term Disability and Accidental Death and Dismemberment plans ends on a Participant’s Employment Termination Date.  Conversion rights are not available for extended coverage under these plans.

D.            Outplacement Services.  A Participant will be eligible for outplacement services commensurate with his position, which will be provided at Company expense through an independent firm under contract with the Company.  Outplacement services must begin within six (6) months from the date an Employee is notified of his eligibility to participate in the Plan.  The maximum amount provided to a Participant as outplacement services shall be as set forth in Schedule B, and in no event shall exceed $7,500 for any Participant.  An Employee is not required to execute the General Release of Claims provided in Section 3.3 to be eligible for outplacement services.

E.             Specified Employees.  To the extent necessary to make any benefit or payment provided under this Section 4.4 to a Participant who is a Specified Employee not subject to tax under Code Section 409A, the benefit or payment shall be provided or made six months after such Participant’s Employment Termination Date.

Section 4.5            Nonalienation.  Participants will not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any benefits provided under the Plan, and no benefits payable hereunder will be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this Section 4.5 will limit a Participant’s rights or powers to dispose of his property by will, limit any rights or powers which his executor or administrator would otherwise have with regard to benefits to which a Participant is entitled hereunder, or restrict any right of set-off, counterclaim or recoupment which the Company may otherwise have against any Participant.

Section 4.6            Withholding.  All Severance Benefits paid under the Plan will be subject to applicable withholding of federal, state and local taxes and other applicable deductions.  Notwithstanding the foregoing, payments made under the Plan after a Participant’s Employment Termination Date will not be considered “earnings” or “compensation” with respect to salary deferral arrangements, including, without limitation, the 401(k) Plan.

Section 4.7            Benefits on Death.  In the event of the death of a Participant after becoming entitled to Severance Benefits under the Plan but before complete payment of his benefits hereunder, any unpaid Severance Benefits will be paid to his surviving spouse or, if he has no surviving spouse at the time of his death, to his estate.

SECTION 5

RETENTION BENEFITS

Section 5.1            Entitlement to Retention Benefits.  Subject to the terms and conditions of the Plan, the Plan Administrator shall grant Retention Benefits under the Plan to a Participant in an amount determined in accordance with the provisions of the Plan.  Participants who receive Retention Benefits under the Plan will not be eligible to receive retention benefits under any other plan or program of the Company or an Affiliate.  Further, an Employee who receives retention benefits during the term of the Plan from any other retention program, plan or arrangement maintained by the Company or an Affiliate will not be entitled to receive benefits from the Plan.

Section 5.2            Amount of Retention Benefits.  Subject to the terms and conditions of the Plan, a Participant who satisfies the eligibility requirements set forth in Section 3.2 is entitled to a Retention Benefit under the Plan equal to four (4) months salary.

Section 5.3            Form and Timing of Retention Benefits.  Retention Benefits will be payable in a lump-sum on the earlier of (i) the Participant’s involuntary termination of employment by the Company, other than for cause, (ii) the occurrence of a Change of Control, or (iii) December 31, 2007.

Section 5.4            Withholding.  All Retention Benefits paid under the Plan will be subject to applicable withholding of federal, state and local taxes.  Notwithstanding the foregoing, Retention Benefits made under the Plan after a Participant’s Employment Termination Date will not be considered “earnings” or “compensation” as that term is used with respect to salary deferral arrangements, including, without limitation, the 401(k) Plan.

Section 5.5            Benefits on Death.  In the event of the death of a Participant after becoming entitled to Retention Benefits under the Plan but before complete payment of his benefits hereunder, any unpaid Retention Benefits will be paid to his surviving spouse or, if he has no surviving spouse at the time of his death, to his estate.

Section 5.6            Miscellaneous.

A.            Specified Employees.  To the extent necessary to make any benefit or payment provided under this Section 5 not subject to tax under Code Section 409A to a Participant who is a Specified Employee, the benefit or payment shall be provided or made six months after such Participant’s Employment Termination Date.

B.            Nonalienation.  Participants will not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any benefits provided under the Plan, and no benefits payable hereunder will be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this Section 5 will limit a Participant’s rights or powers to dispose of his property by will, limit any rights or powers which his executor or administrator would otherwise have with regard to benefits to which a Participant is entitled hereunder, or restrict any right of set-off, counterclaim or recoupment which the Company may otherwise have against any Participant.

SECTION 6

PLAN ADMINISTRATOR

Section 6.1            Duties and Authority of Plan Administrator.  Except as otherwise specifically provided in this Section 6, in controlling and managing the operation and administration of the Plan, the Plan Administrator will have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan:

A.            to enforce the Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Plan Administrator;

B.            to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees or Claimants and the rights of Participants or Claimants to benefits under the Plan, to interpret and construe the provisions of the Plan, and to remedy any ambiguities, inconsistencies or omissions of whatever kind; and

C.            to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Company) for such purposes as the Plan Administrator considers necessary or desirable to discharge its duties.

Section 6.2            Plan Administrator Decision Final.  To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Plan Administrator made by it in good faith will be binding on all persons. A misstatement or other mistake of fact will be corrected when it becomes known, and the Plan Administrator will make such adjustment on account thereof as it considers equitable and practicable.

Section 6.3            Exercise of Plan Administrator Duties.  In exercising its authority under the Plan, the Plan Administrator may allocate all or any part of its responsibilities and powers to any one or more of the committees of the Company and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including designated officers or employees of the Company.

SECTION 7

CLAIMS PROCEDURES

Section 7.1            Explanation of Benefits.  Although a Participant does have to sign, submit and not revoke a General Release of Claims, as described in Section 3.3, a Participant does not have to file a claim in order to receive Severance Benefits and other related benefits or Retention Benefits under the Plan. Any Claimant who has questions about the Plan, including questions about his eligibility for benefits, the amount of his Severance Benefits or Retention Benefits, how benefits are calculated or other issues relating to Plan interpretations is encouraged to submit such questions in writing to the Plan Administrator. The Plan Administrator will provide a written response to all such inquiries. If a Claimant believes, after reviewing the Plan Administrator’s explanation of benefits, that he is eligible for benefits under the Plan or that the Severance Benefits to which he is entitled under the Plan have been calculated incorrectly, the Participant may submit a written claim for Plan benefits in accordance with Section 7.2 of the Plan.

Section 7.2            Claims for Benefits.  A Claimant may submit a written claim for benefits under the Plan in accordance with the terms and conditions set forth in this Section 7.2.

A.            Filing of Claims. A claim for benefits shall be made by filing a written request with the Plan Administrator, which shall be delivered to the Plan Administrator and accompanied by such substantiation of the claim as the Plan Administrator considers necessary and reasonable for the type of claim being filed.

B.            Denial of Claims. If a claim is denied in whole or in part, the Claimant shall receive a written or electronic notice explaining the denial of the claim within ninety (90) days after the Plan Administrator’s receipt of the claim, unless special circumstances exist that require an extension of the time for processing such claim. If an extension of time is necessary, the Claimant shall be notified in writing of the extension and reason for the extension within ninety (90) days after the Plan Administrator’s receipt of the claim. The written extension notification shall also indicate the date by which the Plan Administrator expects to render a final decision. A notice of denial of claim shall contain the following:

1.             the specific reason or reasons for the denial;

2.             reference to the specific Plan provisions on which the denial is based;

3.             a description of any additional materials or information necessary for such Claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.             a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

C.            Payment of Claims. The full value of a payment made according to the provisions of the Plan satisfies that much of the claim and all related claims under the Plan against the Plan Administrator and the Company, each of whom, as a condition to a payment from it or directed by it, may require the Participant, beneficiary, or legal representative to execute a receipt and release of the claim in a form determined by the person requesting the receipt and release.

Section 7.3            Review of Claims.  A Claimant whose claim for benefits has been denied by the Plan Administrator may request a review of such denial in accordance with the terms and conditions of this Section 7.3.

A.            Request for Review of Denied Claims. A Claimant may file a written request for a review of the denial of a claim within sixty (60) days after receiving written notice of the denial. The written request should be sent to the Plan Administrator, who will forward it to the Administrative Committee for review. The Claimant may submit written comments, documents, records and other relevant information in support of the claim. A Claimant shall be provided, upon request to the Plan Administrator and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. A document, record, or other information shall be considered relevant if it:

1.             was relied upon in denying the claim;

2.             was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon;

3.             demonstrates compliance with the claims procedures process; or

4.             constitutes a statement of Plan policy or guidance concerning the denied benefit, regardless of whether it was relied upon.

Relevant information shall not include any documents or records (or portions thereof) that would, through their release, violate any other applicable law or compromise the confidentiality of certain employee data or business records, including, but not limited to, any documents subject to attorney-client privilege.

B.            Review Procedures. In reviewing a denied claim, the Administrative Committee shall take into consideration all comments, documents, records, and other information submitted by the Claimant in support of the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

C.            Decisions on Reviewed Claims. The Administrative Committee will notify the Claimant in writing of its decision on the appeal. Such notification will be in writing in a form designed to be understood by the Claimant. If the claim is denied in whole or in part on appeal, the notification will also contain:

1.             the specific reason or reasons for the denial;

2.             reference to the specific Plan provisions on which the determination is based;

3.             a statement that the Claimant is entitled to receive, upon request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. A document, record, or other information shall be considered relevant if it:

a.             was relied upon in denying the claim;
b.                                      was submitted, considered or generated in the course of processing the claim, regardless of whether it was relied upon;
c.                                       demonstrates compliance with the claims procedures process; or
d.                                      constitutes a statement of Plan policy or guidance concerning the denied benefit, regardless of whether it was relied upon; and

4.             a statement that the claimant has a right to bring an action under Section 502(a) of ERISA.

Relevant information shall not include any documents or records (or portions thereof) that would, through their release, violate any other applicable law or compromise the confidentiality of certain employee data or business records, including, but not limited to, any documents subject to attorney-client privilege.

Such notification will be given by the Administrative Committee within sixty (60) days after the complete appeal is received by the Administrative Committee (or within one hundred twenty (120) days if the Administrative Committee determines special circumstances require an extension of time for considering the appeal, and if written notice of such extension and circumstances is given to the Claimant within the initial sixty (60) day period). Such written extension notice shall also indicate the date by which the Administrative Committee expects to render a decision.

If the Claimant’s written request for review is received by the Plan Administrator more than thirty (30) days before an Administrative Committee meeting, the Administrative Committee’s decision must be rendered at the next meeting after the request for review is received. If special circumstances require an extension of time for processing, the Administrative Committee’s decision must be rendered not later than the Administrative Committee’s third meeting after the request for review is received, and written notice of the extension must be furnished to the

Claimant before the extension begins. In the case of such regularly scheduled meetings, the Claimant shall be notified of the review determination as soon as possible, but no later than five days after the review determination has been made. If notice that a claim has been denied on review is not received by the Claimant within the time required in this paragraph, the claim is deemed denied on review.

Section 7.4            Compliance With Regulations.  Notwithstanding anything in this Section 7 to the contrary, the Plan Administrator and the Administrative Committee shall make all determinations regarding claims for benefits of Participants or Claimants filed on or after the Effective Date in accordance with Section 2560.503-1 of the Department of Labor Regulations.

Section 7.5            Claims for Benefits Under Other Plans.  Claims for benefits under any of the other plans described in Section 4.4, including claims for eligibility or participation in such other plan or plans based upon participation in the Plan, shall be made pursuant to and governed by the claims procedures of such other plans.

SECTION 8

AMENDMENT OR TERMINATION

Section 8.1            Amendment and Termination.  For purposes of amending or terminating the Plan, the Company may act through an authorized officer.  Subject to the limitations set forth below in paragraphs A and B, the Company may amend or terminate the Plan at any time after December 31, 2007.

A.            Severance Benefits.  No amendment or termination of the Plan will adversely affect the Severance Benefits, if any, payable under the Plan with respect to Participants whose employment with the Company terminated prior to such amendment or termination of the Plan; and provided further, that no amendment or termination of the Plan within two years following a Change of Control can adversely affect an Employee who has become eligible for Severance Benefits within the two-year period following a Change of Control, or would become eligible for Severance Benefits absent such amendment or termination.

B.            Retention Benefits.  No amendment or termination of the Plan will adversely affect the Retention Benefits, if any, payable under the Plan with respect to a Participant who has been notified of his eligibility to receive Retention Benefits under the Plan.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 29th day of December, 2006.

By:	/s/ John O. McCoy, Jr.
John O. McCoy, Jr.

Its:	Executive Vice President and
Chief Administrative Officer

SCHEDULE A

Affiliates Excluded from Coverage

Northrock Resources Ltd.

SCHEDULE B

Outplacement Services

Employment Category	Maximum Outplacement Services Benefit
Nonexempt field and technical support staff	$2,500
Exempt professionals	$5,000
Officers and managers	$7,500